EX-99.CODE ETH

The SEC has recognized that boards are entitled to rely on information received from their counsel, unless they know or have reason to believe the information is false or misleading.

On an annual basis, counsel to the independent directors for each of the Funds will provide the independent directors with a memorandum outlining the appropriate legal standards for determining whether counsel is “independent legal counsel” and shall provide any factual information necessary for the directors to make such a determination, including all representations of management organizations and control persons since the prior memorandum. In addition, if at any time during the year, counsel begins to represent or materially increase his or her representation of a management organization or control person, counsel will so inform the independent directors.

Monitoring For Persons Ineligible Under Section 9(A) Of The 40 Act

Section 9(a) of the 40 Act prohibits certain persons from serving as an employee, officer or director, member of an advisory board, or investment adviser of any RIC or principal underwriter of any RIC.

To determine whether a person is disqualified from serving in any of these capacities, an Advisory Affiliate Questionnaire is sent annually to various persons, including the officers of TIMCO. In addition, the independent directors of the Funds are sent an independent director questionnaire annually containing questions relating to legal proceedings and potential conflicts of interest.

Sarbanes-Oxley Act Code of Ethics

This SOX Code for the Funds has been adopted regarding the Covered Officers for the purpose of deterring wrongdoing and promoting:

¡	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

¡	full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds,

¡	compliance with applicable laws and governmental rules and regulations,

¡	prompt internal reporting of violations of this SOX Code to an appropriate person or persons identified in this SOX Code, and

¡	accountability for adherence to this SOX Code.

This SOX Code shall be the sole code of ethics adopted by the Funds for the purposes of section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, TIMCO, MetWest or TFD govern or purport to govern the behavior or activities of the Covered Officers who are subject to this SOX Code, they are superseded by this SOX Code to the extent that they overlap or conflict with the provisions of this SOX Code. The Funds’, TIMCO’s, MetWest’s and TFD’s codes of ethics under Rule 17j-1 under the 40 Act and TIMCO’s and MetWest’s more detailed policies and procedures set forth in the Code of Ethics are separate requirements that apply to the Covered Officers and others and are not part of this SOX Code.

Each Covered Officer of a Fund must, as applicable:

¡	upon being named a Covered Officer affirm in writing to the board that he or she has received, read and understands this SOX Code,

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¡	avoid situations when a Covered Officer’s private interest interferes with the interests of, or service to, a Fund,

¡	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund, including where the Covered Officer would benefit personally to the detriment of the Fund,

¡	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund,

¡	not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions,

¡	report at least annually any directorships or other affiliations with other public companies,

¡	obtain approval from (i) their supervisor and (ii) any of the Fund Chief Compliance Officer, or General Counsel upon the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate with regard to time and place, and not so frequent that questions of impropriety arise. Where the CEO of TCW Group is considered a Covered Person under these policies, and therefore has no direct supervisor, the foregoing approval shall require two of the persons named under (ii) above,

¡	annually affirm to the relevant board that he or she has complied with the requirements of this SOX Code,

¡	not retaliate against any Covered Officer or employee of the Funds or their Affiliated Persons for reports of potential violations that are made in good faith, and

¡	notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this SOX Code. The General Counsel will promptly notify the Chief Compliance Officer of the Fund of any reported violations of this SOX Code.

Further, each Covered Officer:

¡	should refrain from accepting gifts of more than a de minimis value from providers of goods and services to a Fund.

¡	should be familiar with the disclosure requirements generally applicable to each Fund.

¡	should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to a Fund’s board and auditors, or to governmental regulators and self-regulatory organizations.

¡	should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and TIMCO or MetWest, applicable, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

¡	is responsible for promoting compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

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The foregoing requirements shall not prevent the participation of the Covered Officers in activities inherent in the contractual relationship between each fund and TIMCO or MetWest, as applicable, such as contract negotiation, and, if addressed in conformity with the provisions of the 40 Act and the Advisers Act, will be deemed to have been handled ethically.

The following conflicts of interest situations involving a Covered Officer must be approved by (i) the Chief Operating Officer of the Firm and (ii) one of the General Counsel or Chief Compliance Officer of the Fund.

¡	service as a director on the board of any public company,

¡	service as an executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters exclusive of appointments involving personal estates or service on the board of a charitable, civic, or nonprofit company where the Covered Officer does not act as an investment advisor for the entity’s assets,

¡	any ownership interest in, or any consulting or employment relationship with, any service providers of a Fund, as applicable, other than its investment adviser, principal underwriter, or any Affiliated Person thereof, with the exception that nothing herein shall prevent a Covered Officer from acquiring publicly traded securities of a service provider in a market transaction, and

¡	a direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Any approvals or waivers sought by a Covered Officer that is not covered above will be submitted for consideration by the Audit Committee of the relevant Fund. In addition, the Funds will follow these procedures in investigating and enforcing this SOX Code.

¡	The General Counsel will take all appropriate action to investigate any reported violations.

¡	If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action.

¡	Any matter that the General Counsel believes is a violation will be reported to the Audit Committee and to the Chief Compliance Officer.

¡	If the Audit Committee concurs that a violation has occurred, it will inform the board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures, (ii) notification to appropriate personnel of TIMCO, MetWest or their board, as applicable, or (iii) a recommendation to dismiss the Covered Officer.

¡	The Audit Committee will be responsible for granting waivers, as appropriate.

¡	Any changes to, or waivers of, this SOX Code will, to the extent required, be disclosed as provided by SEC rules.

Material amendments to this SOX Code must be in written form and specifically approved or ratified by a majority vote of a Fund’s board, including a majority of independent directors.

All reports and records prepared or maintained pursuant to this SOX Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this SOX Code, such matters shall not be disclosed to anyone other than the appropriate board, their counsel, counsel to the relevant Funds, and such persons at TCW who should know in the reasonable course of their duties.

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This SOX Code is intended solely for the internal use by the funds and does not constitute an admission, by or on behalf of any Fund, with regard to any fact, circumstance, or legal conclusion.

17j-1 Code of Ethics

This Code of Ethics is adopted by the Funds in compliance with Rule 17j-1 promulgated by the 40 Act.

Rule 17j-1 makes it unlawful for persons who are “access persons” (as defined in the Rule 17j-1) of the Funds, in connection with the purchase or sale by such persons of securities held or to be acquired by the Funds, as applicable:

¡	to employ any device, scheme or artifice to defraud a Fund;

¡	to make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

¡	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Fund; or

¡	to engage in a manipulative practice with respect to a Fund.

Interested Directors and Officers

Directors of the Funds who are “interested persons” of the Funds and officers of the Funds are subject to all requirements of the TCW Code of Ethics. Refer to the Personal Investment Transactions section of TCW’s Code of Ethics for specific prohibitions and requirements.

Independent Directors

The Independent Directors are subject to the following Statement of General Principles:

¡	They shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 which are discussed above in the Introduction to this section.

¡	The interests of the Funds and their shareholders are paramount and come before the interests of any director.

¡	Personal investing interests of all directors shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and their shareholders.

¡	Each shall not use such positions, or any investment opportunities presented by virtue of such positions to the detriment of the Funds and their shareholders.

Independent Directors must pre-clear any of the following transactions with the Compliance Department prior to make a trade: (i) a Securities transaction in which an Independent Director knows or in the ordinary course of fulfilling his official duties as a director should know that a Fund purchased or sold the security during the 15-day period immediately before the director’s transaction, is engaging in a sale or purchase of the security on the day of, or is going to engage in such a sale or purchase in the 15 day period after, the director’s transaction or (b) the Fund or the Firm considered purchasing or selling the security during the 15-day period immediately before or after the director’s transaction.

Independent Directors are not permitted to engage in frequent trading of shares of the Funds in excess of the limits set forth in the prospectuses of the Funds, as in effect from time to time.

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